UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14A-6(e)(2))

☑	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material under § 240.14a-12

HAWKINS, INC.
(Name of Registrant as Specified in its Charter)
__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 1, 2019
To our Shareholders:
The Annual Meeting of Shareholders of Hawkins, Inc. will be held on Thursday, August 1, 2019, at 8:00 a.m., Central Time. The meeting will be completely virtual. We have adopted this meeting format for a second year, primarily because it incorporates technology designed to increase efficiency and provide greater opportunities for shareholder participation. In addition to on-line attendance, shareholders have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote on-line during the open poll portion of the meeting, and listen to live responses to shareholder questions immediately following the formal meeting.

You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/HWKN2019.

The meeting will be held for the following purposes:
1. To elect eight directors.
2. To approve the Hawkins, Inc. 2019 Equity Incentive Plan.
3. To approve, by a non-binding advisory vote, the compensation of our executive officers as disclosed in the attached proxy statement, or a “say-on-pay” vote.
4. To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on June 7, 2019 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary
Dated: June 28, 2019
IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to the Annual Meeting, and returning your proxy will not affect your right to vote by attending the virtual shareholder meeting through the website identified above.

PROXY STATEMENT
HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
June 28, 2019
The following proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Hawkins, Inc. to be voted at its Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, August 1, 2019, commencing at 8:00 a.m. Central Time. The meeting will be completely virtual. We have adopted this meeting format for a second year, primarily because it incorporates technology designed to increase efficiency and provide greater opportunities for shareholder participation. In addition to on-line attendance, shareholders have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote on-line during the open poll portion of the meeting, and listen to live responses to shareholder questions immediately following the formal meeting. Distribution of proxy materials to shareholders for the Annual Meeting will begin on or about June 28, 2019.
You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/HWKN2019. You will need the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials to join the online Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure you are logged in when the meeting starts.
SOLICITATION
The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.
OUTSTANDING SHARES AND VOTING RIGHTS
At the close of business on June 7, 2019, the record date, there were 10,693,777 shares of our common stock, par value $0.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.
VOTES REQUIRED

The following summarizes the applicable voting standards for the proposals expected to be considered at the Annual Meeting, each in accordance with our Amended and Restated By-Laws (our “By-Laws”) and applicable Minnesota law.

Proposal One - Election of Directors. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of “for” votes are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the voting for the election of directors.

Proposal Two - Approval of the Hawkins, Inc. 2019 Equity Incentive Plan. The Hawkins, Inc. 2019 Equity Incentive Plan will be approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares present at the Annual Meeting. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have the same effect as a vote against this proposal.

Proposal Three - Advisory Vote to Approve Executive Compensation. We will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the outcome of this proposal.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

VOTING

Although it is possible to vote your shares online during the Annual Meeting, you are urged to vote as soon as possible.

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, a “shareholder of record” (also known as a “registered shareholder”). You should expect to receive the proxy materials, including a proxy card, directly from us or our representative.

If your shares are held in a brokerage account or by another nominee, your shares are said to be held in “street name” and you are considered the beneficial owner of the shares. Technically, the bank or broker is the shareholder of record with respect to those shares. In this case, the proxy materials will be forwarded to you by your broker, bank or other financial institution or its designated representative. Through this process, your bank or broker will collect the voting instructions from all their respective customers who hold our shares, including you, and then submits those votes to us.

Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our principal executive offices, (2) signing and forwarding to us at our principal executive offices a later dated proxy, or (3) attending the Annual Meeting via the Internet and voting during the meeting.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a shareholder who abstains, withholds authority to vote for the election of directors or does not otherwise vote online at the Annual Meeting or by proxy (including broker non-votes) will not be counted for the election of directors or the determination of the outcomes of the Say-on-Pay proposal. An abstention will have the effect of a vote against the 2019 Equity Incentive Plan.

PROPOSAL ONE — ELECTION OF DIRECTORS
The Board has fixed at eight the number of directors to be elected at the Annual Meeting. Our By-Laws provide for a Board of not fewer than three and not more than eleven directors.
Our Board has nominated James A. Faulconbridge, Patrick H. Hawkins, Duane M. Jergenson, John S. McKeon, Mary J. Schumacher, Daniel J. Stauber, James T. Thompson and Jeffrey L. Wright for election to the Board, each to hold office for the ensuing year and until his/her successor is duly elected and qualified.
Executed and delivered proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.
Information About Our Directors
Our directors have served as our directors continuously since the years indicated below. The following information, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees.
There are no family relationships among any of our directors, executive officers, or director nominees.
Previously, we were party to an employment agreement with Mr. Stauber pursuant to which he was to serve as a member of our Board from December 23, 2015 through December 23, 2018. Mr. Stauber has been re-nominated for election at the Annual Meeting and we expect that he will continue to serve on our Board even though the term of his employment agreement has expired. Other than the foregoing, there are no arrangements or understandings between any director nominee and any other person pursuant to which a director nominee was selected as a director or a director nominee.
Each director nominee brings unique capabilities to our Board. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, manufacturing, finance, strategic planning and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment and a commitment to representing the long-term interests of our shareholders. The following provides certain information regarding each nominee.
John S. McKeon, age 74, has been a member of our Board since 1984 and has served as Chairman of the Board since 2005. Mr. McKeon served as President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from 2003 to 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) from 1993 to 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; and, Vice President of Northstar Industries, Inc. from 1976 to 1990. His extensive experience in management, manufacturing and corporate finance, along with his knowledge of our company and our business, is valuable in formulating and executing our business plans and growth strategies.
Patrick H. Hawkins, age 48, has been a member of our Board since 2011 and has served as our Chief Executive Officer since 2011. Mr. Hawkins has been with the company since 1992 having served as President since 2010; Business Director - Food and Pharmaceuticals from 2009 to 2010; Business Manager - Food and Co-Extrusion Products from 2007 to 2009; Sales Representative - Food Ingredients from 2002 to 2009; and, various other positions with the company from 1992 to 2002. His vast experience with our company has given him an intimate knowledge of our company and its business and a deep passion for our continued success.
James A. Faulconbridge, age 51, has been a member of our Board since 2006. Mr. Faulconbridge has been President of Karges-Faulconbridge, Inc. since 2006, an engineering and technical services firm that services a broad variety of industries, including the ethanol industry. His background provides the company with technical expertise and insight into ethanol and other industries we serve.
Duane M. Jergenson, age 72, has been a member of our Board since 1996. Mr. Jergenson served as Vice President of Operations of Taylor Corporation from 1985 to 1999 and held various other positions with Taylor Corporation from 1966 to 1985. His operations management experience with Taylor Corporation, one of the largest privately held companies in the United States, provides valuable perspective and insight as our company seeks and implements growth opportunities.
Mary J. Schumacher, age 62, has been a member of our Board since 2012. Ms. Schumacher served as Chief Operating Officer of Twin Cities Habitat for Humanity from 2010 to 2016; Senior Vice President and General Manager at Andersen Corporation from 2008 to 2010 and Senior Vice President, Research, Technology, Quality and Engineering from 2003 to 2008; various positions at Ecolab Inc. from 1992 to 2003; and, various positions at The Pillsbury Company from 1979 to

1992. Ms. Schumacher holds a bachelor’s degree in chemical engineering from the University of Minnesota, and has extensive knowledge of the chemical industry and valuable experience in research and development, quality and business development.
Daniel J. Stauber, age 57, has been a member of our Board since 2016. Mr. Stauber served as Vice President - Health and Nutrition and as President of Stauber Performance Ingredients, Inc, (“Stauber”), a wholly owned subsidiary of the company, from February 2018 through March 2019. Prior to that Mr. Stauber had served as Chief Brand Officer for Stauber since our acquisition of Stauber in December 2015; Chief Executive Officer of Stauber from 1998 until its acquisition in December 2015; President from 1994 to 1998 and various other positions with Stauber from 1984 to 1994. His extensive knowledge of the health and nutrition industry is valuable in formulating and executing our business plans and growth strategies for this segment of our business.
James T. Thompson, age 68, has been a member of our Board since 2009 and has been a board member of Sims Metal Management since 2009. Mr. Thompson served as Executive Vice President - Commercial of The Mosaic Company from 2004 to 2007, and held various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004. His experience with major manufacturing and commodity companies is valuable to us in our commodity chemicals business.
Jeffrey L. Wright, age 56, has been a member of our Board since 2009. Mr. Wright served as Chief Financial Officer of G&K Services from 1999 to 2014, Executive Vice President and Director from 2009 to 2014, Senior Vice President from 2004 to 2009, and Treasurer and Secretary from 1999 to 2003; Treasurer at BMC Industries, Inc. from 1998 to 1999 and Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996; and was employed by Arthur Andersen & Co. from 1984 to 1993. His extensive public company finance and audit experience provides us with valuable financial and accounting experience as well as public company board experience.
Director Independence
Our Board has determined that, of the director nominees, each of Messrs. Faulconbridge, Jergenson, McKeon, Thompson and Wright, and Ms. Schumacher, are “independent directors” as that term is defined under the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). Accordingly, a majority of our Board is independent.
CORPORATE GOVERNANCE
Meetings of the Board of Directors
Our Board held five meetings during the fiscal year ended March 31, 2019 (“fiscal 2019”). All directors attended at least 75% of the meetings of our Board and the committees on which they served. All directors attended our Annual Meeting of Shareholders in 2018. Our Board encourages, but does not require, director attendance at annual meetings of shareholders.
Leadership Structure of the Board of Directors
Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the company to make that determination based on the position and direction of the company and the membership of the Board. The positions of Chief Executive Officer and Chairman of the Board are not currently held by the same person. This structure allows us to more fully utilize the skills of Mr. McKeon and ensures a greater active participation of the directors in setting agendas and establishing Board priorities and procedures.
Audit Committee
The Audit Committee, which consists of Jeffrey L. Wright (Chair), James A. Faulconbridge and Mary J. Schumacher, is responsible for, among other things: selecting and appointing our independent auditors and meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures; providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters, and compliance; and, reviewing annually the responsibilities of the Audit Committee and recommending to our Board any changes to these responsibilities. The Audit Committee held four meetings during fiscal 2019.
Our Board has determined that all members of the Audit Committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and “Independent Directors” as that term is defined under the applicable listing standards of Nasdaq. Our Board has determined that Messrs. Wright and Faulconbridge, and Ms. Schumacher, are “audit committee financial experts,” as the term is defined by regulations promulgated by the Securities and Exchange Commission (SEC).
The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Compensation Committee
The Compensation Committee, which consists of James T. Thompson (Chair), Duane M. Jergenson, Mary J. Schumacher, and Jeffrey L. Wright, is responsible for establishing compensation policies for our company and for reviewing and setting compensation for our executive officers. The Compensation Committee held four meetings during fiscal 2019.
Our Board has determined that all members of the Compensation Committee are “independent directors” as that term is defined under the applicable listing standards of Nasdaq and “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934.
The Compensation Committee retained independent compensation consultant McLagan to provide the Compensation Committee with independent advice regarding industry practices for fiscal 2019. No member of the Board or any executive officer has any affiliation with McLagan. McLagan provides no other services to the company, and reports to the chair of the Compensation Committee. The Compensation Committee has assessed the independence of McLagan in accordance with SEC and Nasdaq rules and regulations and has concluded that no conflict of interest exists that will prevent them from being independent consultants to the Compensation Committee. McLagan advised the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provided market information and analysis regarding the competitiveness of levels and components of total compensation for the company’s named executive officers for fiscal 2019. In determining the competitiveness of such compensation, the Compensation Committee reviewed survey data. The company does not benchmark its compensation. The Compensation Committee reviews and considers the information provided by McLagan to understand current compensation practices, levels and structures and to inform its compensation decisions, but not to establish specific compensation parameters based on such data.
The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer, but the Chief Executive Officer is not present during voting or deliberations relating to his own compensation. Additional information on the role of the compensation consultants and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.
The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Governance and Nominating Committee
The Governance and Nominating Committee, which consists of James A. Faulconbridge (Chair), John S. McKeon, James T. Thompson and Jeffrey L. Wright, is responsible for identifying individuals qualified to become directors and recommending nominees to our Board for election at annual meetings of shareholders and to fill vacancies, monitoring developments in director compensation and, as appropriate, developing and recommending to our Board corporate governance principles applicable to us and overseeing public policy matters and compliance with our Code of Conduct. The Governance and Nominating Committee held four meetings during fiscal 2019. The Governance and Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board that the director nominees included in this Proxy Statement be submitted to the shareholders for election at the Annual Meeting.
The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Nominating Process
In order to maintain flexibility in its consideration of candidates, our Board does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Governance and Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-Laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, a completed director nominee questionnaire (available from our Secretary upon request) and the other information required by our By-Laws, to our Secretary no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and evidence that the person submitting the nomination is a shareholder of the company. The Governance and Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our company, “independence” for purposes of compliance with Internal Revenue Service and SEC rules and Nasdaq listing standards, and willingness, ability and availability for service. The company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the company’s businesses.

Risk Oversight
The company’s management is responsible for identifying the various risks facing the company, formulating risk management policies and procedures, and managing the company’s risk exposures on a day-to-day basis. The Board is responsible for monitoring the company’s risk management processes by informing itself concerning the company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for identifying or managing the company’s various risks. The Audit Committee is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight, and financial risk management is a factor the Board and its Governance and Nominating Committee consider when determining which directors serve on the Audit Committee. Accordingly, management has reported to the Board and its Audit Committee on various risk management matters during fiscal 2019. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the Board focus on the material risks facing the company, including operational, market, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. The Board believes this allocation of responsibility provides an effective and efficient approach for addressing risk management.
Communications with Directors
Shareholders can contact the full Board, the independent directors as a group or any of the individual directors by writing to our Secretary at 2381 Rosegate, Roseville, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2019 with both our management and KPMG LLP (“KPMG”); (ii) discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission; (iii) received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence; and (iv) considered whether the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.
Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2019 for filing with the SEC.
Jeffrey L. Wright (Chair)         James A. Faulconbridge         Mary J. Schumacher
Audit Committee of the Board of Directors
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The following table shows the aggregate fees charged to us by our independent registered public accounting firm, KPMG LLP, for services rendered during fiscal 2019 and fiscal 2018. The Audit Committee pre-approved all of the services described below.

Description of Fees	Fiscal 2019 Amount	Fiscal 2018 Amount
Audit fees	$556,000	$597,500
Audit-related fees	5,000	—
Tax fees	—	—
All other fees	2,100	3,780
Total	$563,100	$601,280
The Audit Committee’s current practice on pre-approval of services performed by our independent registered public accounting firm is to approve annually all audit services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence. As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee.
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis
The following discussion and analysis describes our compensation objectives and policies and the compensation awarded to the following executive officers (our “named executive officers”) during fiscal 2019:

•	Patrick H. Hawkins, Chief Executive Officer and President;

•	Jeffrey P. Oldenkamp, Vice President, Chief Financial Officer and Treasurer;

•	Richard G. Erstad, Vice President, General Counsel and Secretary;

•	Thomas J. Keller, Vice President - Water Treatment; and,

•	Daniel J. Stauber, Former Vice President - Health and Nutrition (through March 31, 2019).
Overview
Our executive compensation program is designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on company, business unit and individual performance to align the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. Our performance-based variable compensation consists of a short-term component that provides incentives relative to superior current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business objectives with the interests of our shareholders. During fiscal 2019, our compensation committee made no significant changes to its executive compensation policies or to the structure of our executive compensation program, having taken into account, among other things, the fact that the holders of approximately 95% of the shares voted at our 2018 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.
The corporate performance measure for fiscal 2019 for purposes of both the non-equity and equity-based incentive arrangements was income before income taxes. Because our actual corporate performance exceeded the maximum performance level, our named executive officers received payouts of 200% of the targeted payout level under the corporate performance measure of our annual non-equity incentive compensation arrangement, and earned 150% of the targeted number of restricted shares issuable in settlement of the performance-based restricted stock units granted for fiscal 2019, each as described below.
Gross profit for our Health and Nutrition segment was $23.1 million for fiscal 2019, as compared to $20.9 million for fiscal 2018. Gross profit for our Water Treatment segment was $38.0 million for fiscal 2019, as compared to $36.3 million for fiscal 2018. The Compensation Committee utilized an operational measure of business unit profitability, which includes gross profit as a component of that profitability measure, as the performance measure for the business unit performance portion of the non-equity incentive compensation arrangement. The actual performance against that operating measure exceeded the maximum performance level for the Health and Nutrition segment, and as a result our Vice President - Health and Nutrition received a maximum payout under the business unit performance measure of our annual non-equity incentive compensation arrangement. The actual performance against that operating measure was above target for the Water Treatment segment, and as a result, our Vice President - Water Treatment received an above-target payout under the business unit performance measure of our annual non-equity incentive compensation arrangement.
Determining Executive Compensation for Fiscal 2019
Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,

•	annual non-equity incentive compensation,

•	annual equity awards,

•	contributions to long-term benefit plans, and

•	other benefits.
The Compensation Committee does not benchmark the total compensation or any element of compensation for our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the Compensation Committee members reviewed and considered broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. The data was collected by independent compensation consultant McLagan, a compensation consulting firm, which also provided the Compensation Committee with independent advice on industry practices. McLagan provided no other services to the company in fiscal 2019. The Compensation Committee did not use the information provided to it by McLagan in a formulaic manner, but instead used the information to inform its judgment regarding the appropriate levels and components of total compensation for the company’s executive officers. The Compensation Committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.
The Compensation Committee viewed the information provided by McLagan as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.
Elements of Executive Officer Compensation
Base Salary
We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. The Compensation Committee annually reviews, and adjusts as appropriate, base salaries for our executive officers. In June 2018, the Compensation Committee approved an increase in the base salary of our Vice President - Water Treatment Group of approximately 2%; all other named executive officers received no increase in base salary in fiscal

2019. The base salaries paid to our executive officers during the last three completed fiscal years are listed in the Summary Compensation Table below.
Annual Non-Equity Incentive Compensation
Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed incentive compensation payment for any fiscal year.
Our non-equity incentive arrangement (described below) provides for no payout to executive officers unless a specified portion of the target is achieved and allows for a significantly increased payout if the target is exceeded. The cash incentive payments are determined and paid following the completion of our annual audit.
For fiscal 2019, the Compensation Committee designated financial performance goals, including a corporate pre-tax income performance measure and, for each executive in charge of a business unit, an operational measure of business unit profitability, as well as individual objectives for determining whether a cash incentive payment would be paid under the arrangement and in what amount.
The annual cash incentive payment opportunities for our named executive officers were based on the following percentages of base salary for fiscal 2019:

Position	Threshold Annual Cash Incentive Payment	Target Annual Cash Incentive Payment	Maximum Annual Cash Incentive Payment
Chief Executive Officer	37.5%	75%	150%
Chief Financial Officer	25%	50%	100%
General Counsel	20%	40%	80%
Vice President - Health and Nutrition	20%	40%	80%
Vice President - Water Treatment	20%	40%	80%
The Compensation Committee established the payment opportunities for each of the executive officers based on the relative scope of his responsibilities and resulting ability to impact the company’s performance. The Compensation Committee established a higher percentage payment opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of long-term strategic direction for the entire company.
The Compensation Committee determined that 80% of the annual cash incentive payment opportunities for our Chief Executive Officer, Chief Financial Officer and General Counsel for fiscal 2019 should be based upon corporate performance against the pre-tax income goal to reflect their significant company-wide responsibilities and resulting ability to impact the overall success of the company. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives and overall job performance.
The Compensation Committee determined that 40% of the annual cash incentive payment opportunities for our Vice President - Health and Nutrition and Vice President - Water Treatment for fiscal 2019 should be based upon company-wide performance and 40% should be based upon the profitability of their respective business units to reflect their dual roles as leaders of their respective business units and as members of the company’s overall executive management team. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives and overall job performance.
No annual cash incentive payments are made unless the threshold level of 80% of the respective target performance level is achieved. Performance between 80% and 100% of the respective target results in a payout on a sliding scale from 50% of the target level cash incentive payment for exactly achieving 80% of the performance target to 100% of the target level cash incentive payment for exactly achieving the respective target performance level (e.g., achieving 90% of the performance target will lead to a payout of 75% of the target level cash incentive payment). Performance between 100% and 120% of the respective target results in a payout on a sliding scale from 100% of the target level cash incentive payment for exactly meeting the performance target to 200% of the target level cash incentive payment for exceeding the performance target by 20% (e.g., achieving 105% of performance target will lead to a payout of 125% of the target level cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.
Corporate and Business Unit Financial Measures. The corporate performance portion of the annual cash incentive payment was based on our company-wide results for fiscal 2019 as measured by income before income taxes, as compared to a targeted level of the same financial measure for that period. For our Health and Nutrition segment, the business unit performance portion of the annual cash incentive payment was based on EBITDA for that segment. We define EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position;

income tax expense; non-cash expenses including amortization of intangibles, depreciation, goodwill impairment, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable. For our Water Treatment segment, the business unit performance portion of the annual cash incentive payment was based on an operational measure of business unit profitability for fiscal 2019 that measures product sales less the cost of materials including freight in, the freight costs to deliver the product to the customer and the selling costs as compared to a targeted level of such operational profitability for the respective business unit for that period. In each case, the targeted levels of performance were based on the level of anticipated performance that was derived from the company’s annual operating plan. The corporate and business unit financial goals for fiscal 2019 and the actual performance against those goals are summarized in the following table:

Financial Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance Achieved
Adjusted Income before Income Taxes	$22,140,884	$27,676,105	$33,211,326	$33,530,110
Health and Nutrition Group Operational Profitability Measure	$5,265,600	$6,582,000	$7,898,400	$8,422,080
Water Treatment Group Operational Profitability Measure	$23,190,842	$28,988,552	$34,786,262	$30,121,297
The Compensation Committee set these target performance levels to ensure that a substantial portion of each executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our executives with a performance-based opportunity to achieve market-competitive total compensation. The Compensation Committee determined that income before income taxes was the best measure of overall corporate financial performance and that the operational profitability measures described above were the best measures of business unit financial performance.
Because our income before income taxes exceeded the maximum performance level for the 2019 fiscal year, our named executive officers received 200% of the targeted payout under the corporate financial measure for fiscal 2019. Because business unit operational profitability performance for the Health and Nutrition group exceeded the maximum performance level, Mr. Stauber received 200% of his targeted payout under the Health and Nutrition financial measure. Because business unit operational profitability performance for the Water Treatment Group was between target and maximum levels, Mr. Keller received approximately 120% of his targeted payout under the respective business unit financial measures.
While the Compensation Committee has discretion to adjust the final payouts under the program, it has not typically done so, and did not do so for fiscal 2019.
Individual Objectives and Job Performance. The Compensation Committee established multiple individual objectives for each executive officer for the fiscal year. The individual objectives for our Chief Executive Officer included overseeing strategic direction matters, business expansion matters and operational efficiency initiatives. For our Chief Financial Officer, the individual objectives included business efficiency and support, overseeing significant information technology initiatives and talent management and engagement initiatives. For our General Counsel, the individual objectives included legal support related to regulatory activities and overseeing health, safety, environmental and quality initiatives. For our Vice President - Health and Nutrition Group, the individual objectives included business expansion initiatives. For our Vice President - Water Treatment Group, the individual objectives included business expansion initiatives.
Annual Equity Awards
Our equity incentive compensation program is designed to:

•	align the interests of the participants with those of our shareholders,

•	provide incentives for the retention of executive officers,

•	establish a minimum level of performance for payouts,

•	provide an opportunity for increased payouts for performance in excess of established targets, and

•	provide an equity incentive program comparable to those at competitive companies.
For fiscal 2019, as had been the case in prior years, the equity incentive award program consisted of grants of performance-based restricted stock units that would vest based on company performance during the current fiscal year and would be settled in shares of restricted stock that would vest after two more years of service. The Compensation Committee determined, with the assistance of McLagan, to continue granting performance-based restricted stock units to our executives so that a significant portion of the executive’s compensation would be performance-based.
For fiscal 2019, the target number of shares to be issued to each named executive officer pursuant to his performance-based restricted stock unit award was based on a percentage of the executive’s base salary and converted into a target number of shares based on the closing price of a share of our common stock on the date of grant. The resulting awards, made by the Compensation Committee in May 2018, provided that each named executive officer would receive up to a maximum number of shares of restricted stock based on our performance during the fiscal year against the same pre-tax income target used in the annual non-equity incentive program described above.
In addition to the performance-based restricted stock units issued, to provide market competitive compensation, in May 2018 the Compensation Committee issued to Mr. Stauber a special grant of 2,555 shares of restricted stock, which vested on April 1, 2019. In conjunction with this grant, the target percentage of his base salary used to determine the number of his performance-based restricted stock units was reduced from 60% to 30%.
The actual number of restricted stock units that would vest and be settled on a one-for-one basis in shares of restricted stock was based on a sliding scale for the relevant income above or below the target level, and was subject to minimum threshold and maximum settlement amounts. For fiscal 2019, the target was set at $27,676,105, the same level as our target used for our non-equity incentive plan arrangement described above, while our actual performance was $33,530,110. If our actual results were less than 80% of the target in fiscal 2019, then no restricted stock units would vest and be settled in shares of restricted stock. If our actual results were between 80% and 100% of the target in fiscal 2019, then a number of restricted stock units would have vested and been settled in restricted stock based on a sliding scale between 50% and 100% of the target number of restricted stock units. If our actual results were between 100% and 120% of the target in fiscal 2019, then a number of restricted stock units would have vested and been settled in restricted stock based on a sliding scale between 100% and 150% of the target number of restricted stock units. Because our actual results exceeded the maximum performance level in fiscal 2019, the named executive officers each received restricted shares equal to 150% of the target number of restricted stock units.
The Compensation Committee established the following performance-based restricted stock unit award amounts for the executive officers for fiscal 2019:

Position	Target % of Base Salary	Minimum	Target	Maximum	Units Vested and Restricted Shares Actually Issued
Chief Executive Officer	100%	6,778	13,556	20,334	20,334
Chief Financial Officer	65%	3,628	7,256	10,884	10,884
General Counsel	65%	2,913	5,826	8,739	8,739
Vice President - Health and Nutrition	30%	1,278	2,555	3,833	3,833
Vice President - Water Treatment	60%	2,584	5,167	7,751	7,751
The Compensation Committee established the targeted performance-based restricted stock unit award for each of the executive officers based on a percentage of each officer’s base salary, divided by the closing stock price on the date of grant. The percentages were based on the Compensation Committee’s assessment of the relative scope of his responsibilities and the resulting ability of the individual to impact the company’s performance, as well as information provided by McLagan.
In the event of a “fundamental change” (as defined below) involving the company, each performance-based restricted stock unit award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit award. Any outstanding shares of restricted stock issued in settlement of vested performance-based restricted stock unit awards will also immediately vest under the same circumstances. If a performance-based restricted stock unit award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted shares, then the performance-based restricted stock unit award or any restricted stock issued in settlement of vested performance-based restricted stock unit awards will vest in the same manner. We believe that these triggers in our performance-based restricted stock unit award notices in connection with a fundamental change strike an appropriate balance between company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. In our 2010 Omnibus Incentive Plan, “fundamental change” generally includes any one of the following, unless otherwise provided in an award agreement:

•	the consummation of a corporate transaction, subject to certain exceptions;

•	any person or group becomes the beneficial owner of more than 50% of the combined voting power of the company, subject to certain exceptions; or

•	continuing directors cease to constitute a majority of the members of our Board.
“Corporate transaction” means any dissolution or liquidation of the company, sale of substantially all of its assets, merger or consolidation involving the company, or statutory share exchange involving company stock. Similarly, “continuing director” means an individual who is, as of the effective date of the 2010 Omnibus Incentive Plan, a director of the company, or who becomes a director after such effective date and whose initial election, or nomination for election by the company’s shareholders, was approved by at least a majority of the then continuing directors, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest solicitation of proxies or consents by a person other than our Board.
Severance Arrangements
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. We believe that the benefits provided by the Executive Severance Plan help attract executive talent and create an environment that provides for adequate business transition and knowledge transfer during times of change.
Contribution to Long-Term Benefit Plan
All of our named executive officers participate in the 401(k) component of our Profit Sharing Plan, which is available to the majority of our other non-bargaining unit employees. Our eligible named executive officers hired on or before April 1, 2012 also participate in our nonqualified deferred compensation plan established during fiscal 2017 covering employees who were hired on or before April 1, 2012 and are classified as “highly compensated employees” as determined by the Internal Revenue Service (“IRS”). Named executive officers hired after April 1, 2012 are not eligible to participate in the nonqualified deferred compensation plan but are instead eligible to participate in the profit sharing component under our Profit Sharing Plan as well as our Employee Stock Ownership Plan, or ESOP. Mr. Oldenkamp is the only named executive officer hired after April 1, 2012. Because Mr. Stauber is an employee of Stauber Performance Ingredients, Inc., he is not eligible to participate in our Profit Sharing Plan or ESOP, but is eligible to participate in the 401(k) plan under the same terms as other eligible Stauber employees.
Under the plans, our executive officers participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits capped at the federal tax law limit of $280,000 for fiscal 2019. This limit will be adjusted in future years under federal tax law for cost-of-living increases.
Under our Profit Sharing Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. Mr. Oldenkamp is the only named executive officer eligible to participate in the plan. For fiscal 2019, we made contributions to the Profit Sharing Plan equal to 2.5% of Mr. Oldenkamp’s compensation in the plan year, subject to the cap on the plan benefits, resulting in a contribution of $10,375. Under the 401(k) component of the Profit Sharing Plan, employee contributions are matched by the company up to a maximum of five percent of the participant’s eligible earnings, subject to IRS limitations. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During fiscal 2019, we made contributions of approximately $14,000 on behalf of Messrs. Hawkins, Erstad and Keller, and contributions of approximately $15,000 on behalf of Messrs. Oldenkamp and Stauber.
Under our ESOP, we may contribute a percentage of each eligible participant’s compensation to the plan, which is then credited to individual accounts maintained for participants under the plan. Contributions are made at the discretion of our Board. Mr. Oldenkamp is the only named executive officer eligible to participate in the plan. For fiscal 2019, we made contributions to this plan equal to 2.5% of Mr. Oldenkamp’s eligible compensation in the plan year, resulting in a contribution of $10,375. Participant accounts are credited with the appropriate gains or losses resulting from the investments made by the plan.
The nonqualified deferred compensation plan is structured to comply with Section 409A. Under the plan, there is no participant deferral of income. All contributions to the plan are made by the company, and are fully vested immediately. Distributions under the plan begin six months after termination of employment, and are made in one lump sum, or in installment payments over three or five years, as chosen by the participant prior to their entry into the plan. Participant accounts are credited with the appropriate gains or losses resulting from the participant-directed investments made under the plan. Participants may change their investment selections on a daily basis. Under the plan, for fiscal 2019 we made contributions to this plan equal to 10% of each participant’s eligible compensation in the plan year, resulting in a contribution of $27,500 on behalf of each eligible named executive officer.
Other Benefits
The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2019, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees.
The only perquisite we offer to our executive officers is the personal use of a company car. In addition, the company pays Mr. Stauber’s medical premiums.

Other Agreements and Policies
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” which includes any person who served as chief executive officer or chief financial officer at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. Under previous tax guidelines, performance-based compensation was exempt from this deduction limitation if the company met specified requirements set forth in the Code and applicable Treasury Regulations. Tax reform legislation repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. Consequently, compensation paid in 2018 and later years to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The total compensation of our Chief Executive Officer in fiscal 2019 exceeded $1 million, and as a result the amount in excess of $1 million is not deductible for taxes.
The Compensation Committee considers the anticipated tax treatment to our company when determining executive compensation and seeks to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our shareholders. The Compensation Committee believes that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the company. The Compensation Committee’s ability to continue to provide a competitive compensation package to attract, motivate and retain the company’s most senior executives is considered critical to the company’s success and to advancing the interests of its shareholders.
Section 409A of the Internal Revenue Code also affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements meet the requirements of Section 409A.
Risks Arising from Compensation Policies and Practices
Our management annually conducts an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared an analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. In connection with its risk oversight role, our Compensation Committee reviewed management’s analysis and conclusions.
Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.
James T. Thompson (Chair)        Duane M. Jergenson        Mary J. Schumacher      Jeffrey L. Wright
Compensation Committee of the Board of Directors

Summary Compensation Table
The following table sets forth compensation information for our last three completed fiscal years relating to the named executive officers identified for fiscal 2019. The values shown under the heading “Stock Awards” represent the grant date fair values of the awards initially made in each fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)(c)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Patrick H. Hawkins	2019	425,000	35,000	424,981	573,750	58,006	1,516,737
Chief Executive Officer and President	2018	423,154	150,000	424,983	—	51,066	1,049,203
	2017	410,481	—	415,010	304,762	53,661	1,183,914
Jeffrey P. Oldenkamp	2019	350,000	25,000	227,476	315,000	50,973	968,449
Vice President, Chief Financial Officer and Treasurer (f)	2018	294,808	175,000	477,470	—	11,002	958,280

Richard G. Erstad	2019	281,000	—	182,645	202,320	54,837	720,802
Vice President, General Counsel and Secretary	2018	279,708	60,000	182,638	—	54,184	576,530
	2017	272,554	—	178,089	107,315	53,501	611,459
Thomas J. Keller	2019	268,846	—	161,985	159,638	51,002	641,471
Vice President – Water Treatment	2018	263,262	41,069	158,365	41,931	50,265	554,892
	2017	258,192	—	155,979	99,445	49,814	563,430
Daniel J. Stauber	2019	267,000	—	160,199	192,240	32,106	651,545
Vice President – Health and Nutrition

(a)
With the exception of Mr. Oldenkamp’s bonus in fiscal 2018, the amounts shown represent discretionary cash bonuses approved by the Compensation Committee. The amount shown for Mr. Oldenkamp for fiscal 2018 represents the amount we agreed to pay to him under the non-equity incentive plan as part of the terms of his hire.

(b)
Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 9, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2019 for a description of our accounting for these awards and the assumptions used in valuing the awards.

(c)
Amounts include the grant date fair value of a performance-based restricted stock unit award granted during the respective fiscal year, with such value computed based on the estimated probable outcome of the applicable performance conditions as of the grant date. No shares were issued to our named executive officers for fiscal 2018 as our actual results were below the threshold performance level for that fiscal year. In addition to performance-based restricted stock unit awards issued to Mr. Stauber, the amount shown for Mr. Stauber for fiscal 2019 also includes a special grant of 2,555 shares of restricted stock issued to him that vested on April 1, 2019. The following table shows the grant date fair values of the performance-based restricted unit awards granted in fiscal 2019 as reported, and what such values would have been assuming the highest level of performance conditions would be achieved:

Name	Amount Reported	Maximum Amount
Patrick H. Hawkins	$424,981	$637,471
Jeffrey P. Oldenkamp	$227,476	$341,213
Richard G. Erstad	$182,645	$273,968
Thomas J. Keller	$161,985	$242,978
Daniel J. Stauber	$80,099	$120,149

(d)
See the description of target levels of corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above. The amounts reported for fiscal 2019 were paid in fiscal 2020 after we completed our annual audit.

(e)	Amounts reported for fiscal 2019 include:

•
Contributions by the company on behalf of each of each of our named executive officers to our nonqualified deferred compensation plan, profit sharing plan, ESOP and employer matching contributions to our 401(k) plan, if applicable, as set forth below.

Name	Nonqualified Deferred Compensation Plan	Profit Sharing Plan	ESOP	Employer Matching Contribution to 401(k)
Patrick H. Hawkins	$27,500	$—	$—	$13,750
Jeffrey P. Oldenkamp	$—	$10,375	$10,375	$15,269
Richard G. Erstad	$27,500	$—	$—	$13,750
Thomas J. Keller	$27,500	$—	$—	$13,819
Daniel J. Stauber	$—	$—	$—	$14,711

•
The remaining amount included for each individual, if any, consists primarily of the personal value of a company-provided car (based on the incremental cost to the company, calculated as the personal use portion of the amortized cost of acquiring and operating the car), as well as the medical insurance premiums paid for Mr. Stauber. For income tax purposes, the amount included in the executive officer’s income is based on IRS regulations. This amount is not grossed up for taxes.

(f)	Mr. Oldenkamp’s employment with us commenced in the first quarter of fiscal 2018.

Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick H. Hawkins	5/31/2018	159,375	318,750	637,500
	5/31/2018				6,778	13,556	20,334		424,981
Jeffrey P. Oldenkamp	5/31/2018	87,500	175,000	350,000
	5/31/2018				3,628	7,256	10,884		227,476
Richard G. Erstad	5/31/2018	56,200	112,400	224,800
	5/31/2018				2,913	5,826	8,739		182,645
Thomas J. Keller	5/31/2018	54,000	108,000	216,000
	5/31/2018				2,584	5,167	7,751		161,985
Daniel J. Stauber	5/31/2018	53,400	106,800	213,600
	5/31/2018				1,278	2,555	3,833		80,099
	5/31/2018							2,555 (d)	80,099

(a)
Awards represent potential payments under our annual non-equity incentive arrangement for fiscal 2019. Potential payments are based on specified levels of performance against corporate, business unit and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The actual amounts earned for fiscal 2019 are the sole components of “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Except in the case of death or retirement, executives must be employed on the date the payments are made (typically in May or June of each year with respect to the most recently completed fiscal year) to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 37.5%, 75% and 150% of base salary, respectively, for our CEO, 25%, 50% and 100% of base salary, respectively, for the CFO and 20%, 40% and 80% of base salary, respectively, for the other named executive officers.

(b)
Awards represent potential issuances of shares of restricted stock in settlement of performance-based restricted stock unit awards granted for fiscal 2019 under our 2010 Omnibus Incentive Plan. The number of restricted shares to be issued was based on the degree to which we achieved specified levels of income before taxes during fiscal 2019. See “Annual Equity Awards” in the Compensation Discussion and Analysis for the performance goals applicable to the performance-based restricted stock units granted for performance in fiscal 2019. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table. The number of restricted shares actually granted to each individual for fiscal 2019 performance was 150% of target, and is as follows: Mr. Hawkins, 20,334 shares; Mr. Oldenkamp, 10,884 shares; Mr. Erstad, 8,739 shares; Mr. Keller, 7,751 shares; and Mr. Stauber 3,833 shares. Shares underlying restricted stock units are not entitled to dividends until after they have vested.

(c)
Grant date fair value for performance-based restricted stock units was determined in accordance with FASB ASC Topic 718. For the performance-based restricted stock units, the actual number of restricted shares that could be earned ranged from 0% to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date of the performance-based restricted stock units.

(d)	Restricted stock award, which vested in full on April 1, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of March 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)
Patrick H. Hawkins	9,378	345,392
Jeffrey. P. Oldenkamp	5,263	193,836
Richard G. Erstad	4,024	148,204
Thomas J. Keller	3,524	129,789
Daniel J. Stauber	2,555	94,101

(a)
Except for Mr. Oldenkamp and Mr. Stauber, the number of shares shown consists of shares of restricted stock actually issued in settlement of the performance-based restricted stock unit awards granted for fiscal year 2017. The restricted shares vest 100% two years after the last day of the fiscal year for which the restricted stock units were awarded. The shares vested April 2, 2019. The shares for Mr. Oldenkamp represent a special grant issued to Mr. Oldenkamp in fiscal 2018, which shares will vest on April 1, 2020. The shares for Mr. Stauber represent a special grant of restricted stock awards as discussed above and issued on May 31, 2018, which vested on April 1, 2019. The number of restricted shares vesting on each of those dates for each of the named executive officers is as follows:

	Number of Shares Vesting on:
Name	April 1, 2019	April 2, 2019	April 1, 2020
Patrick H. Hawkins	—	9,378	—
Jeffrey. P. Oldenkamp	—	—	5,263
Richard G. Erstad	—	4,024	—
Thomas J. Keller	—	3,524	—
Daniel J. Stauber	2,555	—	—
The unvested restricted shares will be forfeited in their entirety if the executive officer departs the company before the end of the applicable vesting period. The vesting of the units and restricted shares may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

(b)	Based on closing price of our common stock of $36.83 per share as reported by Nasdaq on March 29, 2019, the last business day of fiscal 2019.

Stock Vested
The following table provides information concerning the aggregate number of shares of restricted stock that vested for each of our named executive officers during fiscal 2019, and the aggregate dollar values realized by each of our named executive officers upon such vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Patrick H. Hawkins	8,359	273,757
Jeffrey P. Oldenkamp	—	—
Richard G. Erstad	3,801	124,483
Thomas J. Keller	3,572	116,983
Daniel J. Stauber	—	—

(a)
The restricted shares vest 100% two years after the last day of the fiscal year during which the restricted stock units were awarded and vested. The shares vesting in fiscal 2019 were those shares issued for fiscal 2016.

(b)	Amounts in this column are based on the fair market value of a share of our common stock on the date of vesting of $32.75 per share for the fiscal 2016 shares that vested on April 3, 2018.
Nonqualified Deferred Compensation
The nonqualified deferred compensation plan is structured to comply with Section 409A. Under the plan, there is no participant deferral of income. All contributions to the plan are made by the company and are fully vested immediately. Distributions under the plan begin six months after termination of employment, and are made in one lump sum, or in installment payments over three or five years, as chosen by the participant prior to their entry into the plan. Participant accounts are credited with the appropriate gains or losses resulting from the participant-directed investments made under the plan. Participants may change their investment selections on a daily basis. Under the plan, for fiscal 2019 we made contributions to this plan equal to 10% of each participant’s eligible compensation in the plan year, resulting in a contribution of $27,500 on behalf of each eligible named executive officer.
The following table provides information concerning nonqualified deferred compensation for each of our eligible named executive officers for fiscal 2019. Contributions to this plan were made after the end of fiscal 2019, and thus the aggregate balance at fiscal 2019 year end shown below does not include fiscal 2019 contributions yet to be made.

Name	Registrant Contributions for Fiscal 2019 (a)	Aggregate Earnings in Fiscal 2019 (b)	Aggregate Balance at Fiscal 2019 Year End (c)
Patrick H. Hawkins	$27,500	$1,731	$57,185
Richard G. Erstad	$27,500	$1,637	$56,879
Thomas J. Keller	$27,500	$1,474	$56,499

(a)	Amounts included as nonqualified deferred compensation are included in “all other compensation” in the Summary Compensation Table above.

(b)
Amounts deferred are credited with earnings from measuring investments selected by the participant from a collection of unaffiliated mutual funds identified by the company. The nonqualified deferred compensation plan does not credit above market earnings or preferential earnings to amounts deferred. The returns on the investment alternatives available to participants during fiscal 2019 ranged from -4.7% to 14.8%, with a median return of 4.4% for fiscal 2019. Participants may change their investment selections on a daily basis.

(c)	Includes aggregate contributions made for each eligible named executive officer of $27,500 prior to the end of fiscal 2019, as reported in the Summary Compensation Table in the prior years.
Potential Payments Upon Termination or Change in Control
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. Executives covered by the plan are eligible to receive specified payments and benefits if their employment is terminated (1) by us without “cause” at any time or (2) by them for “good reason” within a period beginning 30 days before and continuing until two years after a “change in control” as described below. In addition, award agreements for our equity incentive awards provide for accelerated vesting and exercisability of such awards in connection with an individual’s termination of employment due to death or disability, or under certain circumstances in connection with a “fundamental change” (as defined in the “Compensation Discussion and Analysis” above) involving the company, as described below.
Potential Payments under Executive Severance Plan
Under the terms of the Executive Severance Plan, the Compensation Committee is responsible for assigning each executive to one of four tiers, which determines the duration of salary continuation for which an executive may be eligible. Mr. Hawkins has been assigned to Tier 1, Messrs. Oldenkamp, Keller and Stauber have been assigned to Tier 3 and Mr. Erstad has been assigned to Tier 4. Tiers 1 and 2 provide for a salary continuation period of 18 months in the case of a termination without cause not due to change in control and 24 months in the case of a termination (without cause or for good reason) due to change in control. Tiers 3 and 4 provide for a salary continuation period of 12 months in the case of termination without cause not due to change in control and 18 months in the case of termination (without cause or for good reason) due to change in control.
Under the Executive Severance Plan, “cause” means:

•	the executive’s willful and material failure or refusal during his or her employment to carry out any reasonable directive of the Board;

•
any willful and material failure by the executive during his or her employment to comply with any material policy, rule or code of conduct generally applicable to our employees or to our management employees, which failure is materially and demonstratively injurious to our financial condition or business reputation;

•	the executive’s embezzlement or misappropriation of our funds or any other willful act or omission by the executive which is materially injurious to our financial condition or business reputation; or

•
the executive’s conviction or confession of an act or acts constituting a felony under the laws of the United States or any state thereof related to our business or which is materially injurious to our financial condition or business reputation.

The payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a termination of employment without cause not due to a change in control include (1) base salary for the salary continuation period associated with the executive’s tier, (2) COBRA continuation coverage for medical and dental benefits for a maximum of 18 months (with the executive to be charged the active employee rate for coverage), and (3) the reasonable costs of outplacement services for a maximum of one year.
The additional payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a qualifying termination of employment in connection with a “change in control” (as defined below) include (1) six additional months of salary continuation, (2) a benefit equal to the annual bonus that would have been received (measured at target) if the executive had remained employed and eligible to receive such bonus for the entire salary continuation period, and (3) a benefit equal to the additional benefit, if any, that would have been received under the nonqualified deferred compensation plan if the executive had remained employed and eligible for the plan for the entire salary continuation period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the Profit Sharing Plan.
Under the Executive Severance Plan, “change in control” means:

•
a dissolution, liquidation, sale of substantially all of our assets or a merger or consolidation of us or a statutory share exchange involving our stock unless, immediately following the transaction, all or substantially all of our beneficial owners immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving or acquiring entity (or its parent) resulting from the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction;

•
any person or group, other than (1) one or more of our subsidiaries, or (2) an employee benefit plan (or related trust) sponsored or maintained by us, becomes a beneficial owner of our equity securities representing more than 50% of the combined voting power of our then outstanding voting securities, except that (A) any acquisition of our equity securities directly from us for the purpose of providing financing to us, any formation of a group consisting solely of our beneficial owners as of August 2, 2011, or any repurchase or other acquisition by us of our equity securities that causes any person to become the beneficial owner of more than 50% of our combined voting power, will not be considered a “change in control” unless and until, the person acquires beneficial ownership of additional voting securities of ours after the person initially became the beneficial owner of more than 50% of the combined voting power of our voting securities by one of the means described in this clause (A); and (B) a change in control will occur if a person or group becomes the beneficial owner of more than 50% of our voting securities as the result of a transaction only if the transaction is itself a “change in control” pursuant to the preceding bullet point; or

•
individuals who were “continuing directors” cease for any reason to constitute a majority of the members of our Board. “Continuing director” means an individual who was a director as of August 2, 2011 or was nominated or elected by at least a majority of the then continuing directors (other than a person whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents on behalf of anyone other than the Board).

An executive must enter into an agreement with the company that contains covenants against competition, disclosure and solicitation, and a release of claims in order to qualify for payments and benefits under the Executive Severance Plan.
Under the Executive Severance Plan, a “termination due to change in control” means a termination for good reason or a termination without cause that happens during the 30-day period preceding or the two-year period beginning on the date of a change in control. A “termination for good reason” means a termination of employment by the executive provided the executive has given us written notice of the existence of a condition constituting a “good reason” within 90 days of its first occurrence and we have failed to remedy the condition within 30 days thereafter and the termination occurs not later than the expiration of the two-year period following the initial existence of the condition constituting “good reason.” “Good reason” means any of the following conditions arising without the consent of the executive:

•	a material decrease in the executive’s base compensation;

•	a material diminution in the executive’s authority, duties, or responsibilities;

•	relocation of the executive’s principal office more than 50 miles from its current location; or

•	any other action or inaction that constitutes a material breach by us of any terms or conditions of any agreement between us and the executive, which breach has not been caused by the executive.
Potential Accelerated Vesting of Equity Awards
Termination Following a Fundamental Change. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares following a “fundamental change” involving the company if (i) the awards will not be continued, assumed or replaced in connection with the fundamental change, or (ii) if the awards are continued, assumed or replaced, the executive is involuntarily terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted shares. Under either of these circumstances, a performance-based restricted stock unit award will vest immediately at 100% of its target payout, and any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. For these purposes, “cause” for termination generally involves the commission of a felony or conviction for a criminal misdemeanor, gross misconduct or fraud that is likely to cause material harm to the company, a material violation of company policies or its code of conduct, or a willful or material breach of any agreement with the company. “Good reason” for resignation generally involves a decrease in base salary, a material diminution in authority, responsibilities or duties, a relocation of one’s principal work location by more than 50 miles, or a material breach by the company of an agreement with the affected executive.
In addition, in connection with a fundamental change involving the company, the Compensation Committee may generally (1) accelerate the vesting of outstanding unvested stock options, (2) make appropriate provision to protect any stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (3) cancel the stock option in exchange for payment of cash equal to the amount, if any, by which the then current “fair market value” of the shares subject to the option exceeds the aggregate exercise price of the shares covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the company upon the occurrence of the fundamental change.
Termination of Employment Due to Death or Disability. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares upon termination of employment due to death or disability. In the event that the executive officer’s employment with the company ceases due to death or disability during a performance period, then any performance-based restricted stock unit award will vest immediately at 100% of its target payout. Any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. The company will issue one unrestricted share in exchange for each vested unit.
The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the officer’s employment had taken place on the last business day of our most recently completed fiscal year under the following circumstances: termination without cause not in connection with a change in control, death or disability, or termination without cause or for good reason in connection with a change in control.

Compensation Element	Termination Without Cause not in connection with a Change in Control ($)	Death or Disability ($)	Termination Without Cause or for Good Reason in connection with a Change in Control ($)
Salary Continuation Amount (a)
Patrick H. Hawkins	637,500	—	850,000
Jeffrey P. Oldenkamp	350,000	—	525,000
Richard G. Erstad	281,000	—	421,500
Thomas J. Keller	270,000	—	405,000
Daniel J. Stauber	267,000	—	400,500

Medical and Dental Coverage (b)
Patrick H. Hawkins	21,773	—	21,773
Jeffrey P. Oldenkamp	14,170	—	21,255
Richard G. Erstad	14,407	—	21,611
Thomas J. Keller	10,425	—	15,638
Daniel J. Stauber	11,296	—	16,944

Outplacement Costs (c)
Patrick H. Hawkins	12,500	—	12,500
Jeffrey P. Oldenkamp	12,500	—	12,500
Richard G. Erstad	12,500	—	12,500
Thomas J. Keller	12,500	—	12,500
Daniel J. Stauber	12,500	—	12,500

Target Bonus Amount (d)
Patrick H. Hawkins	—	—	637,500
Jeffrey P. Oldenkamp	—	—	262,500
Richard G. Erstad	—	—	168,600
Thomas J. Keller	—	—	162,000
Daniel J. Stauber	—	—	160,200

Profit Sharing / 401(k) Contribution (e)
Patrick H. Hawkins	—	—	84,000
Jeffrey P. Oldenkamp	—	—	42,000
Richard G. Erstad	—	—	63,000
Thomas J. Keller	—	—	63,000
Daniel J. Stauber	—	—	21,000

Acceleration of Equity Awards (f)
Patrick H. Hawkins	—	476,493	476,493
Jeffrey P. Oldenkamp	—	440,043	440,043
Richard G. Erstad	—	204,784	204,784
Thomas J. Keller	—	181,620	181,620
Daniel J. Stauber	—	179,617	179,617

Total
Patrick H. Hawkins	671,773	476,493	2,082,266
Jeffrey P. Oldenkamp	376,670	440,043	1,303,298
Richard G. Erstad	307,907	204,784	891,995
Thomas J. Keller	292,925	181,620	839,758
Daniel J. Stauber	290,796	179,617	790,761

(a)	Amounts determined by multiplying the executive’s base salary times the number of months in the applicable salary continuation period.

(b)
Amounts determined by multiplying the difference between the full cost of the insurance to the company and the amounts to be paid by the executive times the number of months in the applicable salary continuation period or 18 months, whichever is less.

(c)	Constitutes the estimated cost to the company of 12 months of outplacement services.

(d)	Amounts determined by multiplying one-twelfth of the executive’s target annual bonus times the number of months in the applicable salary continuation period.

(e)
Amounts equal the amounts the eligible executive would have received under the company’s profit sharing plan or nonqualified deferred compensation plan, depending upon participant eligibility, if the executive had remained employed by the company for the entire applicable salary continuation period and had been entitled to employer contributions under the applicable plan for that period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the profit sharing plan.

(f)
Represents both outstanding Performance-Based Restricted Stock Units and Restricted Stock issued upon settlement of the same. Amounts determined by multiplying the number of shares for which vesting is accelerated by the closing price of our common stock of $36.83 per share as reported by Nasdaq on March 29, 2019, the last business day of fiscal 2019.

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Patrick H. Hawkins, our Chief Executive Officer (our “CEO”). For 2019, our last completed fiscal year, the annual total compensation of our CEO was $1,516,787 as reported in the Summary Compensation Table above, and the annual total compensation of our median employee was $86,652. This comparison results in a CEO pay ratio of 18 to 1. This pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify the median employee and determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.

•
We determined that, as of January 15, 2019, our employee population consisted of 640 individuals (including full-time and part-time employees, other than the CEO) working at Hawkins together with our consolidated subsidiaries.

•
We annualized the compensation of all employees included in the sample who were hired in 2018 but did not work for us or our consolidated subsidiaries for the entire twelve-month period described below.

•	We identified our median employee based on the total Medicare Wages reported on form W-2 paid during the twelve-month period ended December 31, 2018.
Once we identified our median employee, we then determined that employee's total compensation, including any cash paid as reflected in our payroll records and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.
Director Compensation for Fiscal 2019
During fiscal 2019, each non-employee director earned an annual retainer of $40,000. Supplemental annual retainers were earned by our Chairman of the Board ($70,000), the chairs of our Audit and Compensation committees ($7,500 each) and the chair of our Governance and Nominating Committee ($5,000). Additionally, our non-employee directors received a meeting fee of $2,000 for each Board and committee meeting attended.
The Compensation Committee oversees our non-employee director compensation program, under which each non-employee director is entitled to receive a grant of restricted shares with a value of $50,000 on the date of our annual meeting of shareholders at which the director is elected or reelected to the Board by our shareholders. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2019, each non-employee director was granted 1,392 shares of restricted shares on August 1, 2018, and these shares will vest in their entirety one year from their date of issuance.

The following table shows, for each of our current and former non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)	Total ($)
James A. Faulconbridge	69,000	49,973	—	118,973
Duane M. Jergenson	58,000	49,973	—	107,973
John S. McKeon	134,000	49,973	—	183,973
Mary J. Schumacher	66,000	49,973	—	115,973
Daryl I. Skaar	18,000	—	—	18,000
James T. Thompson	71,500	49,973	—	121,473
Jeffrey L. Wright	79,500	49,973	—	129,473

(a)
On August 1, 2018, each non-employee Board member received 1,392 shares of restricted stock as part of his or her retainer pursuant to the Hawkins, Inc. 2010 Omnibus Plan. The amounts shown in this column represent the grant-date fair value of each of the awards computed in accordance with FASB ASC Topic 718. See Note 9, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2019 for a description of our accounting for these awards and the assumptions used in valuing the awards. All of these shares vest in full on August 1, 2019, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year. Mr. Skaar resigned from our Board prior to our fiscal 2018 annual meeting.

Compensation Committee Interlocks and Insider Participation
All decisions regarding compensation of our executive officers during fiscal 2019 were made by the Compensation Committee of our Board. During fiscal 2019, the following directors served on the Compensation Committee: Duane M. Jergenson, James T. Thompson and Jeffrey L. Wright. None of our executive officers participates in any Board or committee vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our company, and there were no interlocking relationships, as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares that may be issued under the Hawkins, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”) as of March 31, 2019. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(a)	—	—	1,040,721	(b)

(a)
The 2010 Plan allows awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance-based restricted stock units or other stock-based awards.

(b)
Includes securities available for future issuance under the 2010 Plan. There is no limit on the portion of the shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock. Also includes 278,769 shares available for issuance under the Employee Stock Purchase Plan. Does not include shares of restricted stock that were issuable under the outstanding restricted stock unit awards as of March 31, 2019.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP
The following table contains information as of June 7, 2019 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our principal executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares
James A. Faulconbridge	13,854	(b)	*
Patrick H. Hawkins	117,011	(c)(d)	*
Duane M. Jergenson	33,875	(e)	*
John S. McKeon	45,740	(e)	*
Mary J. Schumacher	8,008	(e)	*
Daniel J. Stauber	10,303	(d)(f)	*
James T. Thompson	13,748	(e)	*
Jeffrey L. Wright	15,748	(e)	*
Richard G. Erstad	17,588	(d)(g)	*
Thomas J. Keller	61,105	(d)(h)	*
Jeffrey P. Oldenkamp	17,647	(d)(i)	*
All current executive officers and directors as a group (14 persons)	452,568	(d)(j)	4.3%

BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	1,445,985	(k)	13.5%
The Vanguard Group
100 Vanguard Blvd, Malvern, PA 19355	733,933	(l)	6.9%
Hawkins, Inc. Employee Stock Ownership Plan and Trust	718,130	(m)	6.8%
T. Rowe Price Associates, Inc.
100 E. Pratt Street, Baltimore, MD 21202	641,315	(n)	5.9%
Dimensional Fund Advisors LP
6300 Bee Cave Road, Austin, TX 78746	611,702	(o)	5.7%

*    Less than one percent.

(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.

(b)
Includes 11,250 shares that Mr. Faulconbridge holds jointly with his wife as to which he shares voting and investment power and 1,392 shares of restricted stock, which shares vest and the related restrictions expire on August 1, 2019.

(c)
Includes 13,036 shares representing the beneficial interest of Mr. Hawkins as of June 1, 2019 in the Hawkins, Inc. Employee Stock Ownership Plan and Trust and Hawkins, Inc. Employee Stock Ownership Plan for Certain Collectively Bargained Employees and Trusts (together, the “ESOP”) and 20,334 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2021.

(d)	Excludes outstanding Performance-Based Restricted Stock Unit Awards.

(e)	Includes 1,392 shares of restricted stock, which shares vest and the related restrictions expire on August 1, 2019.

(f)	Includes 3,833 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2021.

(g)
Includes 1,224 shares representing the beneficial interest of Mr. Erstad as of June 1, 2019 in the ESOP and 8,739 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2021.

(h)
Includes 15,119 shares that Mr. Keller holds jointly with his wife as to which he shares voting and investment power and 36,108 shares representing the beneficial interest of Mr. Keller as of June 1, 2019 in the ESOP and 7,751 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2021.

(i)
Includes 5,263 shares of restricted stock, which shares vest and the related restrictions expire on April 1, 2020 and 10,884 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2021.

(j)	Includes 106,313 shares representing the beneficial interest of the officers as of June 1, 2019 in the ESOP.

(k)
Based on Schedule 13G filed with the SEC by BlackRock, Inc. on January 28, 2019, reflecting securities beneficially owned as of December 31, 2018. BlackRock, Inc. reported sole voting power with respect to 1,22,269 shares and sole dispositive power with respect to all of the shares.

(l)
Based on Schedule 13G filed with the SEC by The Vanguard Group on February 11, 2019, reflecting securities beneficially owned as of December 31, 2018. The Vanguard Group reported sole voting power with respect to 9,339 shares and sole dispositive power with respect to all of the shares.

(m)
Represents shares held in the ESOP. BMO Harris Bank, N.A. is the trustee for the ESOP. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for shares reported. The Trustee also has limited dispositive power with respect to all such shares, reflecting a requirement that the assets of the ESOP must primarily consist of shares of our common stock. The trustee disclaims beneficial ownership of the shares attributed to it in its capacity as trustee of the ESOP.

(n)
Based on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. on February 14, 2019, reflecting securities beneficially owned as of December 31, 2018. T. Rowe Price Associates, Inc. reported sole voting power with respect to 182,484 shares and sole dispositive power with respect to all of the shares.

(o)
Based on Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 8, 2019, reflecting securities beneficially owned as of December 31, 2018. Dimensional Fund Advisors LP reported sole voting power with respect to 577,982 shares and sole dispositive power with respect to all of the shares.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors were timely filed and met, except for: one report for Mr. Oldenkamp reporting the commencement of his reporting status and one report for each of Jeffrey Wright, James Thompson, Mary Schumacher, James Faulconbridge, Duane Jergenson and John McKean, relating to annual equity awards to non-employee directors.
RELATED PARTY TRANSACTIONS
We employ the following relatives of Patrick H. Hawkins, our Chief Executive Officer: Angela Wagamon (sister) and Katherine Hawkins (daughter); and the following relatives of Theresa R. Moran, our Vice President - Purchasing, Logistics and Sales Support: Michael Clemens and John Clemens (brothers). Including retirement plan contributions and bonuses, each such employee earned in excess of $120,000 in fiscal 2019.
Stauber leases its corporate office building and warehouse in Fullerton, California from an entity that is partially owned by Daniel J. Stauber, Vice President of our Health and Nutrition Group and one of our Board members. The amount of rent expense paid in fiscal 2019 totaled $472,000, of which approximately $56,000 was attributable to Mr. Stauber. In addition, Mr. Stauber has a minority ownership interest in Laird Superfoods, a customer of Stauber. Our sales to Laird Superfoods in fiscal 2019 totaled approximately $300,000. These transactions were reviewed and ratified by the Audit Committee.
The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PROPOSAL TWO - APPROVAL OF THE HAWKINS, INC. 2019 EQUITY INCENTIVE PLAN
On May 23, 2019, our Board, at the recommendation of its Compensation Committee (the “Committee”), approved the Hawkins, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), subject to approval by our shareholders at the Annual Meeting. The 2019 Plan will become effective on the date it is approved by our shareholders, and will replace the existing 2010 Plan, which is the only plan under which equity awards are currently being granted and is scheduled to expire on July 28, 2020.
After the 2019 Plan becomes effective upon approval by our shareholders, no new awards will be made under the 2010 Plan. The number of shares of our common stock that may be the subject of awards and issued under the 2019 Plan is 750,000. Awards outstanding under the 2010 Plan as of the date the 2019 Plan becomes effective will continue to be subject to the terms of the 2010 Plan, but if those awards subsequently expire, are forfeited or cancelled or are settled in cash, the shares subject to those awards will become available for awards under the 2019 Plan.
As of June 7, 2019, a total of 129,286 shares were subject to outstanding awards under the 2010 Plan, of which 82,867 shares were subject to time-based restricted stock awards and 46,419 shares were subject to performance-based restricted stock units. As of that same date, there were approximately 646,281 shares of our common stock remaining available for future awards under the 2010 Plan.
Shareholder Approval and Board of Directors Recommendation
Shareholder approval of the 2019 Plan is being sought in order to (i) satisfy the shareholder approval requirements of the Nasdaq Global Select Market and (ii) obtain shareholder approval of the number of shares that may be subject to incentive stock options under Internal Revenue Code (“Code”) Section 422.
The Board recommends that our shareholders vote “FOR” the 2019 Plan because it includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees. Unless a contrary choice is specified, proxies solicited by the Board will be voted “FOR” approval of the 2019 Plan. If the 2019 Plan is not approved by our shareholders, the 2010 Plan in its current form will remain in effect and will remain subject to its existing share reserve.
Factors Considered in Setting Size of Requested Share Reserve
In setting the proposed number of shares reserved and issuable under the 2019 Plan, we considered a number of factors, including the following:

•
Our three-year average burn rate. Our three-year average “burn rate” was 0.5% for fiscal years 2017 through 2019. We define burn rate as the total number of shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year.

•
Expected dilution. As of June 7, 2019, our estimated existing voting power dilution attributable to shares subject to outstanding awards under the 2010 Plan was 6.5%. We define existing voting power dilution as the sum of (i) the total number of shares of our common stock subject to outstanding awards under the 2010 Plan and (ii) the total number of shares available for future grants under the 2010 Plan, divided by the fully diluted number of our common shares outstanding. Our projected voting power dilution as of that same date would have been 13.5% including all 750,000 shares to be reserved for issuance under the 2019 Plan.

Future share usage under the 2019 Plan will be based on a number of factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2019 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance.
Key Compensation Practices
The 2019 Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•
No repricing of underwater options or stock appreciation rights without shareholder approval. The 2019 Plan prohibits, without shareholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•
No discounted option or SAR grants. The 2019 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•
No liberal share recycling. We may not add back to the 2019 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•
No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any Board assessment that a change in control may be imminent.

•	No automatic accelerated vesting of equity awards upon a change in control. Upon a change in control, there is no automatic acceleration of vesting of equity awards under the 2019 Plan.

•
Double Trigger Accelerated Vesting/Payment Following a Change in Control. The 2019 Plan provides that if outstanding awards are continued, assumed or replaced in connection with a corporate transaction involving our company, accelerated vesting or payment of an award will occur only if employment is terminated involuntarily without cause within 12 months of the change in control.

•
Minimum vesting period for all awards. For all awards, including options and SARs, a minimum vesting period of one year is prescribed for awards subject only to service-based vesting conditions, and a minimum performance period of one year is prescribed for awards subject to performance-based vesting conditions, in each case subject only to limited exceptions.

Description of the 2019 Plan
The major features of the 2019 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2019 Plan, which is attached to this proxy statement as Appendix A.
Eligible Participants. Employees, consultants and advisors of our company or any subsidiary, as well as non-employee directors of our company, will be eligible to receive awards under the 2019 Plan. As of June 7, 2019, there were 646 employees, eight non-employee directors of our company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2019 Plan.
Administration. The 2019 Plan will be administered by the Committee. To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2019 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the Board comprising one or more directors. The Committee may also delegate non‑discretionary administrative duties to other persons, agents or advisors.
The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards, to the extent permitted under the 2019 Plan. The Committee may also establish and modify rules to administer the 2019 Plan, adopt sub-plans applicable to certain awards, interpret the 2019 Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award and otherwise modify or amend the terms of outstanding awards to the extent permitted under the 2019 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2019 Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an underwater option or SAR award to lower the exercise price, canceling an underwater option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”
Available Shares and Limitations on Awards. A maximum of 750,000 shares of our common stock may be the subject of awards and issued under the 2019 Plan. The shares of common stock issuable under the 2019 Plan are authorized but unissued shares. The share limitations under the 2019 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.
Any shares of common stock subject to an award under the 2019 Plan, or to an award under the 2010 Plan that is outstanding on the date our shareholders approve the 2019 Plan, that expires, is cancelled or forfeited, or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the 2019 Plan share reserve and become available for future awards. Any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares we repurchased using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for new grants.
Awards that may be settled solely in cash will not reduce the share reserve. Awards granted or shares of our common stock issued under the 2019 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2019 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre‑existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre‑existing plan may be used for awards under the 2019 Plan and will not reduce the share reserve under the 2019 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.
Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin‑offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2019 Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2019 Plan. Other types of transactions may also affect our common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2019 Plan, the Committee will make such adjustments as it may deem equitable.
Types of Awards. The 2019 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, and other stock‑based awards to eligible recipients. These types of awards are described in more detail below.
Options. Employees of our company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2019 Plan as of any date means the closing sale price of a share of our common stock on the Nasdaq Global Select Market on that date. As of June 7, 2019, the closing sale price of a share of our common stock on the Nasdaq Global Select Market was $38.39.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker‑assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, consistent with the provisions of the 2019 Plan, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.
The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2019 Plan is equal to the size of the 2019 Plan’s share reserve as described above.
Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant and will be subject to such other terms and conditions, consistent with the terms of the 2019 Plan, as may be determined by the Committee.
Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee, consistent with the provisions of the 2019 Plan. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, consistent with the provisions of the 2019 Plan, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate, except for regular cash dividends on shares subject to the unvested portion of a restricted stock award that is subject only to service-based vesting conditions. Participants are entitled to vote restricted shares prior to the time they vest.
Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2019 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units to which such dividend equivalents relate.
Other Stock‑Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2019 Plan. The Committee has discretion in determining the terms and conditions of such awards, subject to the terms of the 2019 Plan. The Committee may provide for the payment of dividend equivalents on other stock‑based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying share equivalents to which such dividend equivalents relate.
Transferability of Awards. In general, no right or interest in any award under the 2019 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.
Change in Control. If a change in control of our company that involves a corporate transaction occurs, then the consequences will be as described below unless the Committee provides otherwise in an applicable award or other agreement with the participant. If outstanding awards are continued, assumed or replaced by the surviving or successor entity in connection with such corporate transaction, and if within 12 months after the change in control a participant’s employment or other service is involuntarily terminated without cause, then (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested restricted stock, stock unit, performance unit and other stock-based awards will fully vest. To the extent vesting of any award is subject to satisfaction of specified performance goals, such award shall be deemed “fully vested” if the performance goals are deemed to have been satisfied at the target level of performance.
If outstanding awards are not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction and (ii) all other awards will fully vest immediately prior to the effective time of the corporate transaction (with awards subject to satisfaction of specified performance goals vesting at the target level of performance). Alternatively, the Committee may elect to terminate awards in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award (as determined by the value of the consideration to be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).
If a change in control of the Company that does not involve a corporate transaction occurs, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payments in a manner similar to that provided in connection with a corporate transaction, or making such adjustments to the awards then outstanding as the Committee deems appropriate to reflect such change in control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all awards similarly in such circumstances.
For purposes of the 2019 Plan, the following terms have the meanings indicated:

•
A “change in control” of our company generally occurs if (i) a person or group acquires more than 50% of our outstanding common stock or voting power, (ii) our “continuing directors” cease to constitute a majority of our Board, or (iii) a corporate transaction is consummated (unless the holders of our common stock and voting securities immediately prior to the transaction are the holders of more than 50% of the common stock and voting power of the surviving entity immediately after the transaction).

•
A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of our assets, or (ii) a merger, consolidation, share exchange or similar transaction involving our company.

•
“Cause” means, unless defined differently in an agreement between us and the participant, (i) failure to perform satisfactorily the duties reasonably required by us; (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of our business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to us or our affiliates; (iv) engaging in any act or practice that involves personal dishonesty on the part of the employee or demonstrates a willful and continuing disregard for our best interests or the best interests of our affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to us or any of our affiliates, their business or any of their customers, employees or vendors.

Effect of Termination of Employment. Unless otherwise set forth in an applicable agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the 2019 Plan will be treated as set forth in the 2019 Plan. Upon termination for cause, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three‑month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination.
Effective Date and Term of the 2019 Plan. The 2019 Plan will become effective on the date it is approved by our shareholders. No awards will be made under the 2019 Plan prior to its effective date. Unless terminated earlier, the 2019 Plan will terminate on the tenth anniversary of the effective date. Awards outstanding under the 2019 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2019 Plan unless otherwise provided in the applicable agreements. Our Board may suspend or terminate the 2019 Plan at any time.
Amendment of the Plan. Our Board may amend the 2019 Plan from time to time, but no amendments to the 2019 Plan will be effective without shareholder approval if such approval is required under applicable laws, regulations or stock exchange rules. Termination, suspension or amendment of the 2019 Plan may not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to us and to participants subject to U.S. taxation with respect to awards granted under the 2019 Plan, based on current statutes, regulations and interpretations.
Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the 2019 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. We will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.
Incentive Stock Options. If a participant is granted an incentive stock option under the 2019 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.
Other Awards. The current federal income tax consequences of other awards authorized under the 2019 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.
Section 162(m) of the Code. Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2019 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.
Awards Under the 2019 Plan
Because the 2019 Plan will not become effective until it is approved by our shareholders, the Committee has not yet approved any awards under, or subject to, the 2019 Plan. In addition, because all awards under the 2019 Plan are discretionary with the Committee, neither the number nor types of future 2019 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL TWO.
PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the company is seeking a non-binding advisory vote from its shareholders to approve the compensation of our executive officers as described in this proxy statement under “Executive Compensation” and “Compensation Discussion and Analysis.”
This proposal gives our shareholders the opportunity to express their views on our executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions. In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at our August 2018 annual meeting of shareholders, the Board of Directors has determined that we will continue to conduct an executive compensation advisory vote on an annual basis. Accordingly, the next say-on-pay vote will occur in 2020 in connection with our 2020 annual meeting of shareholders.
Our executive compensation program has been designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on company, business unit and individual performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of compensation elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. To incent appropriate performance, our performance-based variable compensation consists of a short-term variable pay component that rewards executives for both current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business results with the interests of our shareholders.
At our August 2018 annual meeting of shareholders, approximately 95% of the advisory votes cast “for” or “against” the corresponding proposal were cast in support of our executive compensation program. The Compensation Committee and the other members of our Board believe that this vote reflected our shareholders’ strong support of the compensation decisions made by the Committee for our named executive officers for fiscal 2018. Based on these results, the Committee concluded that our executive compensation program achieved the goals of our compensation philosophy and, therefore, reaffirmed elements of our executive compensation for fiscal 2019.
We are presenting this proposal, which gives you as a shareholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:
RESOLVED, that the shareholders approve the compensation of the company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.
OUR BOARD BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL THREE.
OTHER MATTERS
Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP, an independent registered public accounting firm, was retained by the Audit Committee for fiscal 2019 and has been retained by the Audit Committee as our auditor for fiscal 2020.
Representatives of KPMG LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.
PROPOSALS BY SHAREHOLDERS
In order for a shareholder proposal (other than director nominations) to be considered for inclusion in our proxy statement for next year’s annual meeting of shareholders, the written proposal must be received by us at our principal executive offices no later than February 29, 2020. Any such proposals also must comply with all applicable requirements of Minnesota law and the rules and regulations of the SEC regarding shareholder proposals. In order for any other shareholder proposal to be properly brought before next year’s annual meeting of shareholders, we must receive a written notice at our principal executive offices no later than May 3, 2020, in conformance with our By-Laws. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article II of our By-Laws, as described under the Nominating Process section above. A copy of our By-Laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our principal executive offices.
FORM 10-K
Our Annual Report on Form 10-K for fiscal 2019, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2019 may do so without charge by writing to: Hawkins, Inc., 2381 Rosegate, Roseville, Minnesota 55113, Attention: Secretary. Our Annual Report on Form 10-K, as well as other company reports, are also available on the SEC’s website (www.sec.gov).
HOUSEHOLDING
We have adopted a procedure approved by the SEC called “householding,” by which certain shareholders who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.
If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the notice of internet availability or proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

APPENDIX A

HAWKINS, INC.
2019 EQUITY INCENTIVE PLAN

1.    Purpose. The purpose of the Hawkins, Inc. 2019 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.
2.    Definitions. In this Plan, the following definitions will apply.
(a)    “Affiliate” means any entity that is a Subsidiary of the Company.

(b)    “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.
(c)    “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or any Other Stock-Based Award.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s (i) failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.
(f)    “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:
(1)    An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)    any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)    any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or

(C)    any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 50% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(f)(3).

(2)    Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)    A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(g)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.
(h)    “Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.
(i)    “Company” means Hawkins, Inc., a Minnesota corporation, and any successor thereto.

(j)    “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(k)    “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(l)    “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
(m)    “Employee” means an employee of the Company or an Affiliate.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(o)    “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.
(p)    “Fair Market Value” means the fair market value of a Share determined as follows:

(1)    If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)    If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q)    “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(r)    “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s)    “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.
(t)    “Non-Employee Director” means a member of the Board who is not an Employee.
(u)    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(v)    “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(w)    “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(x)    “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.
(y)    “Plan” means this Hawkins, Inc. 2019 Equity Incentive Plan, as amended and in effect from time to time.
(z)    “Prior Plan” means the Hawkins, Inc. 2010 Omnibus Incentive Plan.

(aa)    “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(bb)    “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.
(cc)    “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.
(dd)    “Share” means a share of Stock.
(ee)    “Stock” means the common stock, $.05 par value per Share, of the Company.
(ff)    “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
(gg)    “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh)    “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii)    “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(jj)    “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.    Administration of the Plan.
(a)    Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)    Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)    determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)    cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)    adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)    granting Substitute Awards under the Plan; and

(5)    requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.
Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

(c)    Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)    Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)    Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)    Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.    Shares Available Under the Plan.

(a)    Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 750,000. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
(1)    Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.
(2)    Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3)    Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4)    Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)    Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)    Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(d)    No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

5.    Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.
6.    General Terms of Awards.
(a)    Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b)    Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date (during which no portion of the award may be scheduled to vest), and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i)  a Change in Control as provided in Section 12(b)(2), 12(b)(4) or 12(c), (ii) a termination of Service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made in payment of or exchange for other compensation already earned and payable, and (v) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if runs from the date of one annual meeting of the Company’s shareholders to the date of the next annual meeting of the Company’s shareholders.
(c)    Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
(d)    Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.
(e)    Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):
(1)    Upon termination of Service for Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)    Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.
(3)    Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(4)    Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(f)    Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(g)    Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.
(h)    Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate, except for regular cash dividends on Shares subject to the unvested portion of a Restricted Stock Award that is subject only to service-based vesting conditions. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)    Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7.    Stock Option Awards.
(a)    Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).
(b)    Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).
(c)    Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)    Incentive Stock Options.
(1)    An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 750,000, subject to adjustment as provided in Section 12(a).
(2)    No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)    For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.
(4)    If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.
(5)    The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.
8.    Stock Appreciation Right Awards.
(a)    Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b)    Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.
9.    Restricted Stock Awards.
(a)    Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
(b)    Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.
10.    Stock Unit Awards.
(a)    Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b)    Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.
11.    Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.    Changes in Capitalization, Corporate Transactions, Change in Control.

(a)    Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)    Corporate Transactions. ISS’s policy for the 2019 proxy season reads as follows: “The change in control (CIC) vesting factor is updated to provide points based on the quality of disclosure of CIC vesting provisions, rather than based on the actual vesting treatment of awards. Full points will be earned if the plan discloses with specificity the CIC vesting treatment for both time- and performance-based awards. If the plan is silent on the CIC vesting treatment for either type of award, or if the plan provides for merely discretionary vesting for either type of award, then no points will be earned for this factor.” It seems unlikely that Sections (b) and (c), as drafted, will earn ISS points due to the Committee discretion that remains. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction. Subject to the ability to provide for different consequences in an award agreement, Section 12(b) prescribes the consequences of a Corporate Transaction - if awards are neither continued, assumed or replaced, they will be subject to accelerated vesting in connection with the Corporate Transaction and may, in the Committee’s discretion, be cashed out. If they are continued, assumed or replaced, they will be subject to accelerated vesting if an individual is terminated without cause within 12 months after the Corporate Transaction. This is intended to qualify as double trigger vesting - accelerated vesting is conditioned on both (i) a corporate transaction occurring, and

(ii) either a refusal to continue, assume or replace awards, or a termination of employment after awards are continued, assumed or replaced.

(1)    Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)    Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)    Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(2). Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)    Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within 12 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full (with vesting in full for a performance-based award determined as provided in Section 12(b)(2), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider).

(c)    Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i)  providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(3) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)    Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13.    Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.    Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
15.    Effective Date, Duration, Amendment and Termination of the Plan.
(a)    Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by September 30, 2020, the Plan will be of no further force or effect.
(b)    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.
(c)    Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)    Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant's consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(e)    No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.    Other Provisions.
(a)    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)    Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)    Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 16(i).
(d)    Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e)    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.
(f)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)    Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)    If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)    If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)    Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)    Forfeiture and Compensation Recovery.

(1)    The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)    Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

HAWKINS, INC.
2381 ROSEGATE
ROSEVILLE, MN 55113

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HWKN2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E81895-P26578

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HAWKINS, INC.

The Board of Directors recommends you vote FOR all of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John S. McKeon
02) Patrick H. Hawkins
03) James A. Faulconbridge
04) Duane M. Jergenson
05) Mary J. Schumacher
06) Daniel J. Stauber
07) James T. Thompson
08) Jeffrey L. Wright

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve the Hawkins, Inc. 2019 Equity Incentive Plan.	☐	☐	☐
3. Non-binding advisory vote to approve executive compensation ("say-on-pay").	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at https://materials.proxyvote.com/420261

E81896-P26578

HAWKINS, INC.
Annual Meeting of Shareholders
2381 Rosegate, Roseville, MN 55113

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON AUGUST 1, 2019. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. By signing the proxy, you revoke all prior proxies and appoint Patrick H. Hawkins, Jeffrey P. Oldenkamp and Richard G. Erstad, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

See Reverse for Voting Instructions.